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                                  EXHIBIT 23(n)

                                 RULE 18f-3 PLAN

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                                CNI CHARTER FUNDS
                              AMENDED AND RESTATED
                               MULTIPLE CLASS PLAN



         This Amended and Restated Multiple Class Plan (this "Plan"), dated AUGUST 2, 2001, is required by Securities and Exchange Commission Rule 18f-3 promulgated under the Investment Company Act of 1940, as amended (the "1940 Act").

         This Plan shall govern the terms and conditions under which CNI Charter Funds (the "Trust") may issue separate classes of shares representing interests in the series of the Trust (each a "Fund" and together the "Funds") listed on APPENDIX A. To the extent that a subject matter herein is covered by the Trust's Agreement and Declaration of Trust or Bylaws, the Agreement and Declaration of Trust and Bylaws will control in the event of any inconsistencies with the descriptions herein.

SECTION 1.        RIGHTS AND OBLIGATIONS.

         Except as set forth herein, all classes of shares issued by a Fund shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations, and terms and conditions. The only differences among the various classes of shares relate solely to the following: (a) each class may be subject to different class expenses and sales charges as discussed under Section 3 of this Plan; (b) each class may bear a different identifying designation; (c) each class has exclusive voting rights with respect to matters solely affecting such class (except as set forth in Section 6 below); (d) each class may have different exchange privileges; and (e) each class may provide for the automatic conversion of that class into another class.

SECTION 2.        CLASSES OF SHARES AND DESIGNATION THEREOF.

         Each Fund may offer any or all of the following classes of shares:

         (A) CLASS A SHARES. "Class A Shares" will be offered with no sales charges or transactions fees. Class A Shares will be subject to a Rule 12b-1 distribution fee of up to an annual rate of 0.50% and an ongoing shareholder servicing fee of up to an annual rate of 0.25 % of average daily net assets attributable to the Class A Shares. Class A Shares do not automatically convert into shares of any other class.

         (B) CLASS S SHARES. "Class S Shares" will be offered with no sales charges or transactions fees. Class S Shares will be subject to a Rule 12b-1 distribution fee of up to an annual rate of 0.50% and an ongoing shareholder servicing fee of up to an annual rate of 0.25 % of average daily net assets attributable to the Class S Shares. Class S Shares do not automatically convert into shares of any other class.



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         (C)      CLASS R SHARES. "Class R Shares" will be offered with a
                  front-end sales charge of 3.50%. Class R Shares will be subject to a Rule 12b-1 distribution fee of up to an annual rate of 0.50% and an ongoing shareholder servicing fee of up to an annual rate of 0.25% of average daily net assets attributable to the Class R Shares. Class R Shares do not automatically convert into shares of any other class.

         (D) INSTITUTIONAL CLASS SHARES. "Institutional Class Shares" will be offered with no sales charges or transactions fees. Institutional Class Shares will not be subject to a Rule 12b-1 distribution fee but will be subject to a shareholder servicing fee of up to an annual rate of 0.25% of average daily net assets attributable to the Institutional Class Shares. Institutional Class Shares do not automatically convert into shares of any other class.

SECTION 3.        ALLOCATION OF EXPENSES.

          (a) CLASS EXPENSES. Each class of shares may be subject to different class expenses consisting of: (1) front-end sales charges or contingent deferred sales charges; (2) Rule 12b-1 plan distribution fees and shareholder service fees, if applicable to a particular class; (3) transfer agency and other recordkeeping costs to the extent allocated to a particular class; (4) Securities and Exchange Commission ("SEC") and blue sky registration fees incurred separately by a particular class; (5) litigation or other legal expenses relating solely to a particular class; (6) printing and postage expenses related to the preparation and distribution of class-specific materials such as shareholder reports, prospectuses and proxies to shareholders of a particular class; (7) expenses of administrative personnel and services as required to support the shareholders of a particular class;
                  (8) audit or accounting fees or expenses relating solely to a particular class; (9) Trustee fees and expenses incurred as a result of issues relating solely to a particular class and
                  (10) any other expenses subsequently identified that should be properly allocated to a particular class, which shall be approved by the Board of Trustees; (collectively, the "Class Expenses").

         (B) OTHER EXPENSES. Except for the Class Expenses discussed above (which will be allocated to the appropriate class), all expenses incurred by each Fund will be allocated in accordance with Rule 18f-3 (c).

         (C) WAIVERS AND REIMBURSEMENTS OF EXPENSES. City National Asset Management, Inc. (the "Manager") and any provider of services to the Funds may waive or reimburse the expenses of a particular class or classes, provided, however, that such waiver shall not result in cross-subsidization between classes.

SECTION 4.        ALLOCATION OF INCOME.




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         The Funds will allocate income and realized and unrealized capital gains and losses in accordance with Rule 18f-3 (c).


SECTION 5.        EXCHANGE PRIVILEGES.

         A class of shares of a Fund may be exchanged only for the same class of shares of another Fund. All exchanges will be subject to such conditions as may be imposed from time to time as disclosed in APPENDIX B.

SECTION 6.        AUTOMATIC CONVERSIONS.

         At this time, no class of shares will convert automatically into any other class of shares. Any future implementation of this conversion feature is subject to the continuing availability of a ruling or regulations of the Internal Revenue Service, or of an opinion of counsel or tax adviser, stating that the conversion of one class of shares to another does not constitute a taxable event under federal income tax law. The conversion feature may be suspended if such a ruling, regulation or opinion is not available.

SECTION 7.        EFFECTIVE WHEN APPROVED.

         This Plan shall not take effect until a majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust, find that the Plan, as proposed and including the expense allocations, is in the best interests of each class individually and the Trust as a whole.

SECTION 8.        AMENDMENTS.

         This Plan may not be amended to materially change the provisions of this Plan unless such amendment is approved in the manner specified in Section 7 above.






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                                  APPENDIX A TO
                               MULTIPLE CLASS PLAN
                                       OF
                                CNI CHARTER FUNDS

                              MULTIPLE CLASS FUNDS

FUNDS
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Money Market Fund (Class A, Class S and Institutional Class) Government Fund
(Class A, Class S and Institutional Class) California Tax-Exempt Fund (Class A, Class S and Institutional Class) Large Cap Growth Equity Fund (Class A and Institutional Class) Large Cap Value Equity Fund (Class A and Institutional Class) Corporate Bond Fund (Class A and Institutional Class) Government Bond Fund (Class A and Institutional Class) California Tax Exempt Bond Fund (Class A and Institutional Class) High Yield Bond Fund (Class A and Institutional Class) Technology Growth Fund (Class A and Institutional Class) RCB Small Cap Value Fund (Class A, Class R and Institutional Class)



Dated:  August 2, 2001





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                                  APPENDIX B TO
                               MULTIPLE CLASS PLAN
                                       OF
                                CNI CHARTER FUNDS

                               EXCHANGE PRIVILEGES


SECTION 1. TERMS AND CONDITIONS OF EXCHANGES.

         Shareholders of the Funds discussed herein may participate in exchanges as described below. An exchange is permitted only in the following circumstances:

         (a) if two Funds offer more than one class of shares, the exchange must be between the same class of shares (E.G., Class A Shares of one Fund cannot be exchanged for Class S Shares of another Fund, nor can Class A Shares of one Fund be exchanged for Class S Shares of that same Fund);

         (b) the dollar amount of the exchange must be at least equal to the minimum investment applicable to the shares of the Fund acquired through such exchange;

         (c) the shares of the Fund acquired through exchange must be qualified for sale in the state in which the shareholder resides;

         (d) the exchange must be made between accounts having identical registrations and addresses;

         (e) the full amount of the purchase price for the shares being exchanged must have already been received by the Fund;

         (f) the account from which shares have been exchanged must be coded as having a certified taxpayer identification number on file or, in the alternative, an appropriate IRS Form W-8 (certificate of foreign status) or Form W-9 (certifying exempt status) must have been received by the Fund;

         (g) newly acquired shares (through either an initial or subsequent investment) are held in an account for at least ten days, and all other shares are held in an account for at least one day, prior to the exchange; and

         (h) certificates (if any) representing shares must be returned before shares can be exchanged.




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         Because excessive exchanges can harm a Fund's performance, the Funds reserve the right to terminate, either temporarily or permanently, exchange privileges of any shareholder who makes more than four exchanges out of any one Fund during a twelve-month period and to refuse an exchange into a Fund from which a shareholder has redeemed shares within the previous 90 days (accounts under common ownership or control and accounts with the same taxpayer identification number will be counted together. This limit may be modified for accounts in certain institutional retirement plans to conform to plan exchange limits and U.S. Department of Labor regulations (for those limits, see plan materials). The Funds reserve the right to refuse exchanges by any person or group if, in the Manager's judgment, a Fund would be unable effectively to invest the money in accordance with its investment objective and policies, or would otherwise be potentially adversely affected. A shareholder's exchanges may be restricted or refused if a Fund receives, or the Manager anticipates, simultaneous orders affecting significant portions of that Fund's assets and, in particular, a pattern of exchanges coinciding with a "market timing" strategy. Although the Funds attempt to provide prior notice to affected shareholders when it is reasonable to do so, they may impose these restrictions at any time. The Funds reserve the right to terminate or modify the exchange privileges of Fund shareholders in the future.

         THE EXCHANGE PRIVILEGE IS NOT AN OPTION OR RIGHT TO PURCHASE SHARES BUT IS PERMITTED UNDER THE RESPECTIVE POLICIES OF THE PARTICIPATING FUNDS, AND MAY BE MODIFIED OR DISCONTINUED BY ANY SUCH FUNDS OR BY THE MANAGER OR DISTRIBUTOR AT ANY TIME, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, WITHOUT NOTICE.

         Shares to be exchanged will be redeemed at their net asset value as determined at the close of business on the day that an exchange request in proper form is received, as described in the applicable prospectus. Exchange requests received after the required time will result in the redemption of shares at their net asset value as determined at the close of business on the next business day.

                           In the event of unusual market conditions, a Fund
                  reserves the right to reject any exchange request if, in the judgment of the Manager, the number of requests or the total value of the shares that are the subject of the exchange are likely to place a material burden on a Fund. For example, the number of exchanges by investment managers making market-timing exchanges may be limited.

SECTION 2. FEES.

         There is no fee for exchanges among the Funds.

         SEE THE APPLICABLE PROSPECTUS FOR MORE INFORMATION ABOUT SHARE
EXCHANGES.